EXHIBIT 21 - SUBSIDIARIES OF THE COMPANY


The following are subsidiaries of the Company, as set forth below:

Name                            State of Incorporation/Ownership
----                            ---------------------------------

AI Liquidating Corp.            Delaware
                                Wholly-owned subsidiary of the Company

Recticon Enterprises, Inc.      Pennsylvania
                                Wholly-owned subsidiary of the Company